American Water Star Secures

$5 Million Financing with Laurus Funds

LAS VEGAS--(BUSINESS WIRE) - November 3, 2004 - American Water Star, Inc. (AMEX: AMW), announced today that it has raised $5 million from the sale of its three-year fixed price secured convertible term note to Laurus Master Fund, Ltd. ("Laurus Funds"). The proceeds of the sale will be used primarily to support the working capital needs of the Company.

Under the terms of the Laurus Funds financing, the Note is payable in cash or convertible into shares of AMW's common stock at a conversion price of $0.57 per share, which is equal to 106% of the average closing price for the 10 trading days prior to the date of the Note. Minimum amortizing payments of the Note will begin February 1, 2005. The Note bears an interest rate equal to the Wall Street Journal Prime Rate plus 3% and may be adjusted downward under circumstances related to the trading value of AMW stock.

In connection with the purchase of the Note, the Company issued Laurus a 5-year warrant to purchase 2,542,860 shares of common stock, at an exercise price of $0.66. AMW has agreed to register the shares of common stock underlying the note and the warrant.

AMW has filed a Form 8-K Report with the SEC, which included copies of the Laurus agreements.

Roger Mohlman, American Water Star CEO stated, "the Laurus investment will provide capital required to enhance the Company's production capabilities."

American Water Star, Inc. ("AMW") is a publicly traded company, (AMEX: AMW), and is engaged in the beverage bottling industry. Its product brands are both licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our products include Hawaiian Tropic -- a product featuring a sugar-free, no carbonation, and caffeine-free, sodium-free tropical drink. Hawaiian Tropic flavors include Strawberry Kiwi, Kiwi-Lemon Lime, Orange Guava and Pineapple Pink Grapefruit. For grade school age children we are introducing Geyser Sport -- our new non-sugared, 0 calorie, 0 carbohydrates, 0 sodium, vitamin and mineral-enriched, fruit-flavored beverage brand. Our other premium beverages include; Geyser Fruit Beverages -- our line of eight different fruit-flavored waters which have proven to be popular with consumers and Geyser Fruta -- our Latin line of seven different fruit-flavored beverages.

Forward-Looking Statements: This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from AMW's historical experience and our present expectations or projections. These risks include, but are not limited to, our ability to utilize the Laurus funds to enhance our ability to become an industry leader; any benefits of the Laurus financing; our ability to repay the indebtedness; changes in economic conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; our ability to capture market share; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and current reports on Form 8-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

American Water Star, Inc	Redwood Consultants, LLC
Donald Hejmanowski, 702-740-7036	Jens Dalsgarrd, 415-884-0348